Exhibit 99.1

Ault Disruptive Technologies Corporation

Board of Directors

Audit Committee Charter

Establishment and Purposes

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Ault Disruptive Technologies Corporation (the “Company”) is established pursuant to the Company’s By-laws. The Committee’s primary purposes are to:

•	assist the Board with oversight of:

▪	the integrity of the financial statements of the Company,

▪	the independent registered public accounting firm’s (the “independent auditor”) qualifications and independence,

▪	the performance of the Company’s internal audit function and independent auditor, and

▪	the compliance by the Company with legal and regulatory requirements; and

•	prepare an audit committee report as required by the rules of the Securities and Exchange Commission (the “Commission”) for inclusion in the Company’s annual proxy statement.

Membership

The Committee shall consist of a minimum of three directors. Members of the Committee shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee and may be removed by the Board in its discretion. The Board will appoint one of the members of the Committee to serve as Chairman.

Members of the Committee shall be independent directors under the New York Stock Exchange American’s listing requirements and shall also satisfy the more rigorous independence requirements for members of audit committees of the Commission. Members of the Committee shall be “financially literate,” as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission.

Members of the Committee shall not simultaneously serve on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee. Any such determination shall be disclosed in the Company’s annual proxy statement.

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Administration

Except as otherwise provided by resolution of the Board or the Committee, the presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. The Committee shall meet as often as it determines necessary, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditor and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Committee Chair will have authority to act on behalf of the Committee between meetings. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the sole authority to retain and terminate any consultants, legal counsel and other advisors to assist the Committee in fulfilling  its duties and responsibilities and shall have the sole authority to approve the fees and other terms and conditions of any such retention.

Duties and Responsibilities

In furtherance of the purposes of the Committee, the Committee shall:

Financial Statement and Disclosure Matters

•	Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements, including reviewing the Company’s specific disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with management and the independent auditor the Company’s internal controls report and the independent auditor’s report on internal control over financial reporting prior to the filing of the Company’s Form 10-K, to the extent applicable.

•	Discuss with the independent auditor any critical audit matters from the current period audit prior to the filing of the Company’s Form 10-K.

•	Meet to review and discuss with management and the independent auditor the Company’s quarterly financial statements, including reviewing the Company’s specific disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

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•	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

•	Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

•	Review and discuss reports from the independent auditor on:

▪	All critical accounting policies used.

▪	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

▪	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as any financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, as well as the Company’s risk assessment and risk management policies.

•	Discuss with the independent auditor the matters required to be discussed by applicable generally accepted auditing standards, relating to the conduct of the annual audit and quarterly reviews, including, but not limited to any difficulties encountered in the course of the audit and review work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for Form 10-Ks and Form 10-Qs regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

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Oversight of the Company’s Relationship with the Independent Auditor

•	Be directly responsible for the appointment (subject, if applicable, to shareholder ratification), compensation, retention, and oversight of the work of any independent auditor engaged (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Committee.

•	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Commission’s rules.

•	Review and evaluate the lead partner of the independent auditor team.

•	Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to address any such issues, and (iii) all relationships between the independent auditor and the Company.

•	Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of management and the Company’s internal auditor.

•	Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

•	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

•	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

•	Review the adequacy and effectiveness of the Company’s internal audit function and the appointment, compensation and replacement of the Company’s internal auditor.

•	Review the significant reports to management prepared by the internal auditor and management’s responses.

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•	Discuss with the internal auditor and management the internal auditor’s responsibilities, budget, compensation and staffing and any recommended changes in the planned scope of the internal audit plan.

Compliance Oversight Responsibilities

•	Obtain from the independent auditor assurance that no report to the Board is required under Section 10A(b) of the Securities Exchange Act of 1934.

•	Obtain reports from management and the Company’s internal audit function that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Receive reports of complaints, if any, regarding accounting and auditing matters.

•	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

•	Discuss with the Company’s Chief Compliance Officer legal matters that may have a material impact on the Company’s financial statements or the Company’s compliance policies and any matters involving potential or ongoing material violations of laws or breaches of fiduciary duty by the Company or any of its directors, officers, employees or agents.

•	Prepare the audit committee report to be included in the Company’s proxy statement when and as required by the rules of the Commission.

Governance

•	Make regular reports to the Board and maintain minutes of its meetings and records relating to those meetings and the Committee's activities.

•	Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

•	Annually review the Committee’s own performance.

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Limitation of Committee’s Role

The Committee’s job is one of oversight as set forth in this Charter. It is not the duty of the Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control, and the independent auditor is responsible for auditing the financial statements. In addition, it is not the duty of the Committee to assure compliance with laws and regulations.

In performing their duties and responsibilities, the Committee members shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the members reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

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